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FOR IMMEDIATE RELEASE
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                                             CPUC Approves SCE Rate Reductions for Aug. 1

         ROSEMEAD, Calif., July 10, 2003-- The California Public Utilities Commission (CPUC) today approved $1.2 billion in rate reductions for Southern California Edison (SCE) customers, beginning Aug. 1, earlier than originally anticipated.  The reductions would range from 8% to 19%, depending on the customer group.

         The rate change is based on SCE's current forecast that during July it will likely complete recovery of $3.6 billion in uncollected power procurement costs incurred on behalf of customers during the California energy crisis.  As a result, rates will be reduced Aug. 1.

         "The $1.2-billion customer rate reduction authorized today is a major landmark in the economic recovery from the devastating impacts of the power crisis for the 12 million people and 500,000 businesses we serve," said SCE Chairman John E.
Bryson.  "Our customers deserve this rate relief, just as they deserve the reliable electric service that SCE's strengthening financial health will help ensure."

         SCE filed a rate-reduction plan last January, anticipating a mid-year completion of its cost recovery effort and the possibility of reduced rates in early fall.  Subsequently, a settlement was reached with representatives of various customer groups that included the use of forecasted rather than after-the-fact cost-recovery verification and made possible earlier rate
reductions.   Based on forecasts that point to full recovery in July, the reductions would be implemented on Aug. 1.  Consistent with the settlement, any remaining unrecovered costs or overcollection at the end of July due to forecasting variances will be transferred to another regulatory account.

         As the following chart shows, the anticipated reductions would benefit all customer types - residential, small, medium-sized, and large businesses as well as agricultural and street-lighting customers.  Average rate reductions for businesses are larger than those for residential customers because businesses paid higher energy crisis rate surcharges.  Participants in the state's low-income California Alternate Rates for Energy (CARE) program would continue to receive rate protection and retain their
20% bill discount.

                                                               - MORE -

SCE RATE REDUCTION

                                                Current        Proposed
                        Customer               Avg. Rate      Avg. Rate      Proposed
                         Group                 (Per kWh*)     (Per kWh)      Reduction
                     Residential (non-CARE)           $.146         $.135             8%
                             Small-Business           $.174         $.143            18%
                            Medium-Business           $.153         $.133            13%
                             Large-Business           $.129         $.105            19%
                                Agriculture           $.113         $.096            15%
                            Street-Lighting           $.172         $.145            16%
                                                         * kWh = Kilowatt-hour

         "These rate reductions should help all of our customers, including businesses, manage higher summer energy bills," said SCE
President Bob Foster.  "We continue to pursue other measures that lower costs and assure reliable power supplies for our customers."

         SCE has been recovering its uncollected power procurement costs under the terms of a settlement agreement reached with the
CPUC in October 2001.   That settlement has been appealed and is under review by the courts.

         "SCE is taking important steps to become a financially healthy company once again so that we can fully serve our customers,"
said Foster.  "Today's commission decision signaling the completion of procurement cost recovery and the implementation of reduced customer rates is a critical step.  In addition, we are working hard on our General Rate Case, on clear rules regarding the state's
Direct Access programs and the recovery of major capital investments and on a plan to attract and have access to capital for future investments on behalf of our customers."

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         An Edison  International  (NYSE:EIX)  company,  Southern  California Edison is one of the nation's largest electric utilities, serving a population of more than 12 million via 4.5 million  customer  accounts in a  50,000-square-mile  service area within central, coastal and Southern California.